Exhibit 10.8
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN
Restricted Stock Agreement

Date of Grant:

Number of Restricted Shares Granted:	( )

     This Agreement dated ___, is made by and between Euronet Worldwide, Inc., a Delaware corporation (the “Company”), and ___(“Participant”).
RECITALS:
     A. Effective May 18, 2006, the Company’s stockholders approved the Euronet Worldwide, Inc. 2006 Stock Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Shares of Restricted Stock to current or prospective key employees, non-employee directors or outside consultants of the Company.
     B. Participant is an employee, consultant or non-employee director of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant shares of Restricted Stock of the Company under the terms and conditions established by the Committee.
AGREEMENT:
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan. The Plan and a Prospectus including a summary of the Plan are available on the Euronet website at http/eworld.eeft.com and may be obtained from the Human Resources Director of Euronet.
     2. Grant of Restricted Stock. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Participant that number of Shares of Restricted Stock identified above opposite the heading “Number of Restricted Shares Granted” (the “Restricted Shares”).
     3. Consideration to the Company. In consideration of the granting of the Restricted Shares by the Company, Participant will render faithful and efficient services as a Service Provider to the Company. Nothing in this Agreement or in the Plan will confer upon Participant any right to continue as a Service Provider to the Company or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Participant’s position as a Service Provider to the Company at any time for any reason whatsoever, with or without cause.
     4. Restrictions on Transfer/Vesting Date. Subject to any exceptions set forth in this Agreement or in the Plan, the Restricted Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, prior to the vesting date for such Restricted Shares (the “Vesting Date”), as identified below. On the Vesting Date, such restriction on transfer shall lapse and the Restricted Shares, if not previously forfeited pursuant to Section 5 below, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant. Subject to any exceptions listed in this Agreement or in the Plan, the Restricted Shares will become vested in accordance with the criteria set forth below:

a)	Time Vesting	Subject to accelerated vesting under Section 4(b) below, the Restricted Shares under this Award Agreement shall vest as follows:

[Insert any Time Vesting Criteria]

If the above sums do not derive a whole number of shares as of any Vesting Date, then the number of shares vested shall be the lower whole number resulting from such sum with any residual shares vesting as of the last Vesting Date.

b)	Performance Criteria	Notwithstanding the terms provided in the box entitled “Time Vesting “ above, if Performance Criteria are set forth below, vesting of the Restricted Shares under this Award Agreement will be accelerated, and the Restricted Shares will vest in accordance with the schedule provided below, if such Performance Criteria are met:

[Insert any Performance Criteria]

Provided that the above will be subject in each case to the following:
(i) to Participant’s service with the Company not terminating prior to the date vesting occurs under the Performance Criteria; and
(ii) the Committee’s determination and certification in writing that the Performance Criteria have been achieved.

     The Committee may, in its sole discretion, accelerate the Vesting Date for any or all of the Restricted Shares if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company.
     5. Forfeiture Prior to Vesting. Unless otherwise provided below, if Participant’s position as a Service Provider with the Company or any of its Affiliates is terminated prior to the Vesting Date for the Restricted Shares, Participant shall thereupon immediately forfeit any and all unvested Restricted Shares, and the full ownership of such Restricted Shares and rights shall thereupon revert to the Company. Upon such forfeiture, Participant shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant’s position as a Service Provider. In the event that Participant’s position as a Service Provider with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates prior to the Vesting Dates and due to Participant’s death or Disability, the Restricted Shares shall become vested, and any restrictions on the transferability of such Restricted Shares shall lapse and cease to be effective, as of the date of Participant’s termination as a Service Provider.
     6. Certificates. The Restricted Shares shall be issued in the name of Participant or a nominee of Participant as of the Date of Grant. One or more certificates representing the Restricted Shares shall bear a legend evidencing the nature of the Restricted Shares and will be held by the Company or by its transfer agent, together with a stock power to be executed by Participant in favor of the Company, until the Vesting Date, at which time the certificate(s) representing the Restricted Shares then vesting will be delivered to Participant.
     7. Dividends and Voting. From the Date of Grant to the date a share of Restricted Stock becomes vested, the Participant shall be entitled to receive all dividends, payable in stock, in cash or in kind, or other distributions, declared on or with respect to the Restricted Share as of a record date that occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Share by Participant. Any dividends paid in cash will be held in escrow by the Company and, both those cash dividends and any other non-cash distributions received on the Restricted Shares will be subject to the same rights, restrictions on transfer and conditions regarding vesting and forfeiture as the Restricted Share with respect to which such dividends or distributions are paid at the time of payment. From the Date of Grant to the date a share of Restricted Stock becomes vested, the Participant shall be entitled to exercise all voting rights with respect to the Restricted Share, if the record date for the exercise of such voting rights occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Share. In the event of forfeiture by Participant of any or all of the Restricted Shares or any of the equity securities distributed to Participant with respect thereto, Participant will forfeit all cash dividends held in escrow and relating to the underlying forfeited Restricted Shares and shall be required to return to the Company any distributions previously paid to Participant with respect to the forfeited Restricted Shares.
     8. Long-Term Consideration for Award. Participant recognizes and agrees that the Company’s key consideration in granting this Award is securing Participant’s long-term commitment to advance and promote the Company’s business interests and objectives. Accordingly, Participant agrees to the following as material and indivisible consideration for this Award:

     (a) Fiduciary Duty. During his/her employment with the Company, Participant shall devote his/her full energies, abilities, attention and business time to the performance of his/her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, performance of such responsibilities.
     (b) Confidential Information. Participant recognizes that by virtue of his/her employment with the Company, Participant will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, Participant agrees that he/she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his/her own purposes or the purposes of any person or entity other than the Company.
     (c) Non-Solicitation of Customers. Participant recognizes that by virtue of his/her employment with the Company Participant will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during Participant’s employment. Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. Participant further agrees that during his/her employment with the Company Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his/her employment with the Company, the Company’s customers. Accordingly, Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of his/her employment with the Company, regardless of the reason for such termination, Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.
     (d) Non-Solicitation of Employees. Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of his/her employment with the Company, regardless of the reason for such termination, Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

     (e) Survival of Commitments; Potential Recapture of Award and Proceeds. Participant acknowledges and agrees that the terms and conditions of this Section 8 regarding confidentiality and non-solicitation shall survive both (i) the termination of his/her employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. Participant acknowledges and agrees that the grant of Restricted Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):
     (i) declaration that the Award is null and void and of no further force or effect;
     (ii) recapture of any cash paid or Shares issued to Participant, or any designee or beneficiary of the Participant, pursuant to the Award;
     (iii) recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by Participant, or any designee or beneficiary of Participant.
     The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.
     (f) Acknowledgement. Participant acknowledges and agrees that adherence to the foregoing requirements will not prevent him/her from engaging in his/her chosen occupation and earning a satisfactory livelihood following the termination of his/her employment with the Company.
     9. Section 83(b) Election Notice. If Participant makes an election under Section 83(b) of the Code, with respect to the Shares underlying Participant’s Restricted Shares (a “Section 83(b) election”), Participant agrees to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Appendix A contains a suggested form of Section 83(b) election.
     10. Forfeitures Due to Section 280G Limitations. Notwithstanding anything to the contrary in this Award Agreement, in the event that the vesting of the Restricted Shares is accelerated because of a Change in Control as defined in the Plan and subject to the modifications of this Section 10, and such acceleration results in Participant being liable or obligated for the payment of any Federal excise taxes under Section 4999(a) of the Code, and/or any state or local excise taxes attributable to an “excess parachute payment” under Section 280G of the Code, the number of Restricted Shares granted to Participant as to which the vesting period shall lapse may be reduced by the smallest number necessary to eliminate such tax liability.
     11. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, Participant may expressly designate a beneficiary (the “Beneficiary”), if any, in the Restricted Shares awarded hereby. Participant shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Appendix B (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
     12. Tax Withholding. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award Agreement (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Participant harmless from any or all of such taxes. To the extent that the Award of any Restricted Shares granted hereunder may obligate the Company to pay withholding taxes on Participant’s behalf, the Company shall have the power to withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any such federal, state, local or foreign withholding taxes.
     13. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to Participant shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to the last address that the Company had for Participant on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
     14. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     15. Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.
     16. Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     17. Binding Effect. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
     This Agreement has been executed and delivered by the parties hereto.

The Company:		Participant:

Euronet Worldwide, Inc.

By:

	Name:	Address of Participant:

Title:

APPENDIX A
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. If you wish to make a Section 83(b) election, you must do so within 30 days after the date the RESTRICTED SHARES covered by the election were transferred to you. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:

Address:

S.S.N.

or T.I.N.:

2.	Description of the property with respect to which I am making this election:

______________ shares of _________________________ stock of Euronet Worldwide, Inc. (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on __________________, 20_. This election relates to the 20____ calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they is are vested in accordance with Section 4 of the Euronet Worldwide, Inc. 2006 Stock Incentive Plan (“Plan”) Restricted Stock Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $ per share.

6.	Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $ per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer, ___________________. If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.	Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.
Dated: _______________________, 200___.

Taxpayer

APPENDIX B
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN

Designation of Beneficiary

     In connection with the RESTRICTED SHARE AWARD AGREEMENT (the “Award Agreement”) entered into on __________________, 200___ between Euronet Worldwide, Inc. (the “Company”) and _______________, an individual residing at _______________ (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Stock (as defined in the 2006 Stock Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

     The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:
[Recipient Name]

County of

State of

     Sworn to before me this ______day of _______________, 200___

Notary Public